EXHIBIT 2.2

CANADIAN SHARE EXCHANGE AGREEMENT

                    This Share Exchange Agreement, dated as of December 13th, 2001 (the "Agreement"), is entered into by and between Ideal Accents, Inc. (formerly known as Fairhaven Technologies, Inc.), a Florida corporation ("Parent"), Ideal Accents (Nova Scotia) Company, a Nova Scotia Unlimited Liability Company, ("NovaScotiaco"), Ideal Accents Holdings Inc., a corporation incorporated under the laws of the Province of Ontario ("Exchangeco"), AutoFun Canada Inc., a corporation incorporated under the laws of the Province of Ontario ("AutoFun") and Somani Holdings Inc. a corporation incorporated under the laws of the Province of Ontario ("Somani Holdings") (AutoFun and Somani Holdings being sometimes individually referred to as a "Company" and being collectively referred to as the "Companies"), Ayaz Somani ("Ayaz") and Naseem Somani ("Naseem"), and Karim Suleman ("Suleman"), as attorney and agent for the shareholders of AutoFun listed on Schedule "A" (the " AutoFun Shareholders").

RECITALS

                    WHEREAS, the Boards of Directors of Parent and the Companies have each determined that it is advisable and in the best interests of their respective shareholders for Parent to acquire control of the Companies through an exchange of all of the issued and outstanding common shares of AutoFun (the "AutoFun Shares") other than the AutoFun Shares held by Somani Holdings, and all of the issued and outstanding common shares of Somani Holdings (the "Somani Shares") for shares in Parent or Exchangeco upon the terms and conditions set forth herein (the "Acquisition");

                    AND WHEREAS, pursuant to the Acquisition, by means of the various transactions described herein, each outstanding AutoFun Share other than the AutoFun Shares held by Somani Holdings shall be exchanged for: (a) in the case of those AutoFun Shareholders who are taxable Canadian persons, at their election, either (i) one (1) exchangeable share (an "Exchangeable Share") of Exchangeco or (ii) one (1) share of the common stock of Parent, $0.001 par value per share (a "Parent Common Share"); or (b) in the case of all other AutoFun Shareholders, one (1) Parent Common Share and each outstanding Somani Share shall be exchanged for 19,010 Exchangeable Shares;

                    AND WHEREAS, pursuant to the terms of the Exchangeable Shares, the Support Agreement and the Voting and Exchange Agency Agreement (each as defined herein) by and between Parent, Exchangeco and the agent for holders of Exchangeable Shares, the Exchangeable Shares shall be exchangeable by the holders for shares of Parent Common Shares on a one-for-one basis at any time on or before a date ten years after the Effective Time (as defined herein);

                    AND WHEREAS, the parties intend that the Acquisition shall also constitute a tax deferred transfer in accordance with the applicable provisions of the Income Tax Act (Canada) to the shareholders of Somani Holdings and AutoFun (collectively the "Shareholders") that are subject to taxation in Canada who elect to receive Exchangeable Shares;

                    NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

AGREEMENT

            1.    Interpretation.

                    1.1    Definitions.    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

  "Acquisition" - as defined in the recitals to this Agreement.

            "Acquisition Shares" - the Parent Common Shares issuable upon exchange of the Exchangeable Shares and issued directly to holders of Shares pursuant to the Share Exchange.

            "Applicable Contracts" - any Contracts (a) under which a party has or may acquire any rights, (b) under which a party has or may become subject to any obligation or liability, or (c) by which a party or any of the assets owned or used by it is or may become bound.

            "AutoFun Shareholders" - As defined in the first paragraph of this Agreement.

            "Balance Sheet" - as defined in Section 3.5 of this Agreement.

            "Best Efforts" - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to attempt to cause such result to be achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Transactions.

            "Breach" - a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

            "Canadian Securities Laws" - the securities laws of each of the provinces of Canada in which Shareholders are resident.

            "Closing" - as defined in Section 2.2 of this Agreement.

            "Closing Date" - the date and time as of which the Closing actually takes place.

            "Companies" - as defined in the first paragraph of this Agreement.

            "Consent" - any approval, consent, ratification, waiver, or other authorization (including any approval, consent, license, permit, waiver, or other authorization by or under the authority of any Governmental Body or pursuant to any Legal Requirement or Contract).

            "Contract" - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

            "$" and "Dollars" - United States dollars, except as otherwise expressly indicated.

            "Effective Time" - as defined in Section 2.2 of this Agreement.

            "Employee" - any current employee, officer, or director of either of the Companies.

            "Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

            "Exchangeco" - as defined in the first paragraph of this Agreement.

            "Exchangeable Shares" - as defined in the recitals to this Agreement.

            "GAAP" - generally accepted accounting principles, applied on a consistent basis in Canada or the United States, as the case may be.

            "Governmental Body" - any:

                    (a)    nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

                    (b)    federal, provincial, state, local, municipal, foreign, or other government;

                   (c)    governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                    (d)    multi-national organization or body; or

                    (e)    body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            "Group A Shareholder" - those Shareholders listed in Schedule B hereto, being U.S. and Canadian tax exempt Shareholders.

            "Group B Shareholder" - those Shareholders listed in Schedule C hereto, being Canadian taxable Shareholders.

            "Intellectual Property Assets" - as defined in Section 3.16(a) of this Agreement.

            "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

            A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, "Knowledge" of such fact or other matter.

            "Legal Requirement" - any federal, provincial, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

            "Material Adverse Effect" - (a) with respect to AutoFun or Somani Holdings, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of AutoFun or Somani Holdings, as the case may be, and its Subsidiaries, taken as a whole, as compared to their respective unaudited financial statements as at and for the period ended September 30, 2001, (b) with respect to the Parent, a material adverse effect on the businesses, assets, operations, results of operations or financial condition of the Parent and its subsidiaries, taken as a whole, as compared to the Parent's unaudited financial statements as at and for the period ended September 30, 2001, and (c) with respect to any other Person (other than the Companies or the Parent), a material adverse effect on the businesses, assets, operations, results of operations or financial condition of such Person and its subsidiaries, taken as a whole; provided that any adverse effects arising from or relating to the following matters (individually and in the aggregate) shall be excluded in determining whether such a material adverse effect has occurred: (i) general economic conditions or conditions (including conditions in financial markets) generally prevailing in the industry or market segment in which the corporate entity and its subsidiaries conduct their respective businesses, (ii) the announcement or pendency of the Transactions or the closing or pendency of any publicly announced acquisitions or mergers by Parent of or with another company as of the date of this Agreement; and (iii) the taking by any party hereto of any action (or omission by any party hereto to take any action) at the request of or with the permission of the other parties to this Agreement.

            "Medallion" means Medallion Capital Corp., a corporation incorporated under the laws of the Province of Ontario.

            "NovaScotiaco" - as defined in the first paragraph of this Agreement.

            "Options" - all outstanding options, warrants or other rights to purchase Shares granted by either of the Companies.

            "Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict against AutoFun, Somani Holdings, Parent or any Subsidiary thereof entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

            "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                    (a)    such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and

                    (b)    such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

                    (c)    such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            "Organizational Documents" - (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

            "Parent" - as defined in the first paragraph of this Agreement.

            "Parent Common Shares" - as defined in the recitals to this Agreement.

            "Parent Preferred Shares" - as defined in Article 5.3 of this Agreement.

            "Parent Group" - Parent, NovaScotiaco, and Exchangeco.

            "Person" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labour union, or other entity or Governmental Body.

            "Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            "Representative" - with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

            "Securities Act" - collectively, the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to those Acts or any successor law.

            "Share Exchange" - as defined in Section 2.1(b) of this Agreement.

            "Shareholders" - as defined in the fourth Recital of this Agreement.

            "Shares" - the AutoFun Shares and the Somani Shares.

            "Subsidiary" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its ""Subsidiaries.

            "Support Agreement" - the Exchangeable Share Support Agreement, as defined in Section 7.3 of this Agreement.

            "Tax" or "Taxes" - means (i) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

            "Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            "Threatened" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

            "Transactions" - all of the transactions contemplated by this Agreement, including:

                    (a)    the transactions described in Section 2.1 and the Parent Group's exercise of control over the Companies;

                    (b)    the execution, delivery, and performance of the Support Agreement, and the Voting and Exchange Agency Agreement; and

                    (c)    the performance by the Parent Group, the Companies and the Shareholders of their respective covenants and obligations under this Agreement.

            "U.S. Person" - as defined in Section 4.4 of this Agreement.

            "Voting and Exchange Agency Agreement" - as defined in Section 7.3 of this Agreement.

            "Voting Trust Agreement" - the Voting Trust Agreement made effective the 1st day of November, 2001 among AutoFun, Suleman and the AutoFun Shareholders.

                    1.2    Schedules.    The following schedules and exhibits form part of this Agreement:

                    Schedule A - Holders of Shares and Options

                    Schedule B - Group A Shareholders - U.S. and Canadian tax exempt Shareholders

                    Schedule C - Group B Shareholders - Canadian taxable Shareholders

                    Schedule D - Exchangeable Share Support Agreement

                    Schedule E - Voting and Exchange Agency Agreement

                    Exhibit 3.2 - Consent to change of control by Bankers

                    Exhibit 3.12 - Legal proceedings

            2. The Transactions.

                    2.1 Actions at Closing.

                                (a)    Tender of Shares.    At the Closing, each Group A Shareholder shall, pursuant to the terms of this Agreement, sell to NovaScotiaco all of the Shares held by such Group A Shareholder. Each Group B Shareholder shall, pursuant to the terms of this Agreement, sell to Exchangeco all of the Shares held by such Group B Shareholder.

                                (b)    Share Exchange.    In consideration of the transfers described in paragraph (a) above, (i) Exchangeco shall issue to each Group B Shareholder of AutoFun one Exchangeable Share for each AutoFun Share lawfully tendered by such Group B Shareholder and Exchangeco shall issue to Ayaz and Naseem Somani 19,010 Exchangeable Shares for each Somani Share tendered by them, and (ii) NovaScotiaco shall transfer to each Group A Shareholder one Parent Common Share for each AutoFun Share lawfully tendered by such Group  A Shareholder (the "Share Exchange"); provided, however, that NovaScotiaco and Exchangeco shall be entitled to withhold that number (rounded up to the nearest whole share) of Exchangeable Shares or Parent Common Shares, as the case may be, equal to, but not in excess of (other than due to rounding), the amount of any withholding obligations of NovaScotiaco, Exchangeco or Parent under any Tax applicable to the Share Exchange.

                                (c)    Related Agreements.    The following agreements shall be entered into by the following parties hereto:

                                            (i)    Parent, NovaScotiaco and Exchangeco shall enter into the Exchangeable Share Support Agreement in substantially the form attached hereto as Schedule D; and

                                            (ii)    Parent, Exchangeco and Medallion, as the Agent for the holders of Exchangeable Shares shall enter into a Voting and Exchange Agency Agreement in substantially the form attached hereto as Schedule E.

                                (d)    Replacement Options.    Parent shall (upon completion of the Share Exchange) replace each outstanding Option with an option to purchase Parent Common Shares (the "Replacement Options") with the same vesting dates of each such Option for a number of Parent Common Shares equal to the number of Shares issuable pursuant to such Option, at an exercise price equal to the exercise price of such Option prior to the Closing. As soon as practicable after the Closing Date, Parent shall deliver to each Option holder appropriate notice or substitution agreements setting forth Option holder's rights pursuant hereto.

                    2.2    Closing.    Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 10 hereof, and subject to the satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereof, the closing of the Transactions (the "Closing") will take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Sections 8 and 9 hereof, at the offices of Macleod Dixon LLP, BCE Place, Canada Trust Tower, 161 Bay Street, Suite 3900, Toronto, ON, M5J 2S7, unless another date, time or place is agreed to in writing by the parties hereto (such time, the "Effective Time"). At the Closing, the parties hereto shall deliver the documents contemplated hereby together with such other customary documents as may be reasonably requested by the parties.

                    2.3    Accounting Consequences.    It is intended by the parties hereto that the Transactions shall qualify for accounting treatment as a purchase under U.S. GAAP.

                    2.4    Tax Treatment.    It is intended that the Transactions shall generally constitute (i) a taxable exchange for United States federal income tax purposes (not qualifying under Sections 368 or 351 of the United States Internal Revenue Code of 1986, as amended) to U.S. Shareholders or who are otherwise subject to taxation in the United States on the sale or exchange of Shares and (ii) a tax deferred reorganization for Canadian federal income tax purposes for owners of Shares who are residents of Canada for Canadian federal income tax purposes who receive Exchangeable Shares as a consequence of the Acquisition.

            3.    Representations and Warranties of the Companies.    Each of the Companies severally represents and warrants to Parent (with respect to itself only and not with respect to the other Company) as follows in this Article 3.

                    3.2    Organization and Good Standing.

                                (a)    Schedule A contains a complete and accurate list of each registered holder of Shares and Options, the number of Shares held by each and the number of Shares subject to Options held by each and the residence or principal place of business of each holder.

                                (b)    Each of the Companies is a corporation duly incorporated and validly existing, and in good standing under the laws of the Province of Ontario, with all requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all their obligations under its Applicable Contracts.

                                (c)    Each of the Companies has made available or delivered to Parent a copy of its Organizational Documents, as currently in effect.

                    3.3    Authority; No Conflict.

                                (a)    This Agreement has been duly authorized and validly executed and delivered by each Company and constitutes the legal, valid, and binding obligation of each Company, enforceable against such Company in accordance with its terms. The Companies have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement.

                                (b)    Neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of the Companies and the Shareholders in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):

                                            (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Companies, or (B) any resolution adopted by the board of directors or the shareholders of the Companies;

                                            (ii)    contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any of the Applicable Contracts; or

                                            (iii)    result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Companies.

                                (c)    Except as set out in Exhibit 3.2 neither of the Companies will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

                    3.4    Capitalization.    The authorized equity securities of the AutoFun consist of an unlimited number of AutoFun Shares, of which 9,102,758 Shares are issued and outstanding and the authorized equity securities of Somani Holdings consist of an unlimited number of Class A preference shares, issuable in series, an unlimited number of non-voting Class B preference shares, issuable in series, an unlimited number of non-voting Class C preference shares, issuable in series, an unlimited number of voting Class D preference shares, issuable in series, an unlimited number of non-voting Class E preference shares, issuable in series and an unlimited number of Somani Shares of which no preference shares and 120 Somani Sharesare issued and outstanding. No legend or other reference to any purported Encumbrance appears upon any certificate representing Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as described in Schedule A, there are no Options or other Contracts to which the Companies are a party that relates to the issuance, sale, or transfer of any equity securities or other securities of the Companies. None of the outstanding equity securities or other securities of the Companies have been issued in violation of the Securities Act, the Canadian Securities Laws or any other Legal Requirement. The Companies do not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                    3.5    Financial Statements.    Each of the Companies has or will deliver to Parent: (a) an unaudited consolidated balance sheet of such Company as at September 30, 2001 (including the notes thereto, collectively the "Balance Sheets"), and the related unaudited consolidated statements of operations and deficit for the period then ended. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Companies as at the respective date of and for the periods referred to in such financial statements, all in accordance with Canadian GAAP.

                    3.6    Title to Properties; Encumbrances.    Each of the Companies own all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed and personal property sold since the date of the Balance Sheet, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by it since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists.

                    3.7    Accounts Receivable.    All accounts receivable of the Companies that are reflected on the accounting records of the Companies as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

                    3.8    No Undisclosed Liabilities.    Except as set forth in the Balance Sheets and Exhibit 3.7, the Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

                    3.9    Tax Returns and Audits.

                                (a)    Each of the Companies has timely filed all federal, state, provincial, local and foreign returns, estimates, declarations, information statements and reports ("Returns") relating to Taxes required to be filed by it with any Tax authority, and such Returns are true and correct and have been completed in accordance with applicable law.

                                (b)    Each of the Companies (A) have paid or accrued all Taxes they are required to pay or accrue and (B) have withheld from each payment made to their past or present employees, officers, directors and independent contractors, creditors, shareholders or other third parties all Taxes and other deductions required to be withheld and have, within the time required by law, paid such withheld amounts to the proper governmental authorities.

                                (c)    Neither of the Companies has any liability for any unpaid Taxes which have not been accrued for or reserved on its Balance Sheet in accordance with Canadian gaap, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the date of the Balance Sheet in connection with the operation of the business of such Company in the ordinary course.

                                (d)    Each of the Companies has provided or will provide to Parent copies of all federal, provincial and state income, provincial goods and services and all state sales and use Tax Returns for such Company that have been requested by Parent.

                    3.10    No Material Adverse Change.    Since the date of the Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of either of the Companies, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

                    3.11    Employees

                                (a)    There are no former Employees of either of the Companies to which either of the Companies has a continuing obligation under any pension or retirement plan.

                                (b)    Neither of the Companies is currently party to, and since their inception the Companies have never been party to, any collective bargaining agreements or other labour Contracts covering any of their Employees. Since the inception of the Companies there has not been, there is not presently pending or existing, and, to the Companies' Knowledge, there is not Threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. To the Knowledge of the Companies, there is no employee who has any plans to terminate his or her employment with either of the Companies.

                    3.12    Compliance with Legal Requirements.    Each of the Companies is, and at all times since its inception has been, in full compliance with each Legal Requirement, including privacy laws, that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                    3.13    Legal Proceedings; Orders.

                                 (a)    Except as set out in Exhibit 3.12 there is no pending Proceeding that:

                                              (i)    has been commenced by or against either of the Companies;

                                            (ii)    otherwise relates to the business of, or any of the assets owned or used by, either of the Companies; or

                                            (iii)    challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions;

                                (b)    Except as set out in Exhibit 3.12 to the Knowledge of each Company, (1) no such Proceeding has been Threatened by or against such Company, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding by or against such Company or any Shareholder; and

                                (c)    there is no Order to which either of the Companies, or any of the assets owned or used by either of the Companies, are subject.

                    3.14    Contracts; No Defaults.    Each Applicable Contract is in full force and effect and is valid and enforceable against or by the applicable Company in accordance with its terms.

                    3.15    Insurance.

                                (a)    Each of the Companies has delivered or will deliver to Parent:

                                            (i)    true and complete copies of all policies of insurance to which such Company is a party or under which such Company, or any director of such Company, is or has been covered at any time within the two years preceding the date of this Agreement;

                                            (ii)    Neither of the Companies has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                            (iii)    Each of the Companies has paid all premiums due and has otherwise performed all of its obligations under each policy to which it is a party or that provides coverage to such Company or any director thereof.

                                            (iv)    Each of the Companies has given notice to the insurer of all claims that may be insured thereby.

                    3.16    Intellectual Property.

                                (a)    Intellectual Property Assets- The term "Intellectual Property Assets" with respect to a Company means:

                                            (i)    the Company's name, and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                                            (ii)    all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                                            (iii)    all copyrights in both published works and unpublished works (collectively, "Copyrights"); and

                                            (iv)    all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

                                (b)    except for Somani Holdings that carries on business under the name of Automotive Sunroof Company (Pickering) there are no Marks owned, used, or licensed by such Company as licensee or licensor.

                                (c)    Know-How Necessary for the Business.    The Intellectual Property Assets of each Company are all those necessary for the operation of the Company's businesses as they are currently conducted. Each Company is the owner of all right, title, and interest in and to or a licensee of, each of its Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                                (d)    Patents.    There are no patents held by the Companies.

                                (e) Trade Secrets.

                                            (i)    Each of the Companies has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

                                            (ii)    Each of the Companies has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of each Company, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of such Company. No Trade Secrets is subject to any adverse claim or has been challenged or Threatened in any way.

                    3.17    Disclosure.    No representation or warranty of the Companies in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

            4.    Representations and Warranties of the Shareholders.    Ayaz and Naseem, in their capacity as Shareholders of Somani Holdings, and Suleman, as agent for and on behalf of the Shareholders of AutoFun pursuant to the Voting Trust Agreement, represent and warrant to Parent severally and not jointly and only insofar as such representations and warranties apply to such Shareholder (and, in the case of Suleman's representations and warranties, the other AutoFun Shareholders), as follows:

                    4.1    Organization and Good Standing.

                                (a)    Each Shareholder is the sole record and beneficial owner of the number of Shares set forth next to his, her or its name on Schedule A, and such Shares are not and will not at any time prior to or at the Closing be subject to any lien or to any rights of first refusal of any kind. Each Shareholder has good and valid title to, and has the sole right to transfer such Shares. The Shares listed on Schedule A constitute all of the Shares owned, beneficially or of record, by the Shareholder. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which a Shareholder is a party or by which he, she or it is bound obligating such Shareholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating such Shareholder to grant or enter into any such option, warrant, call, right, commitment or agreement and there will be no such agreements at any time prior to or at the Closing.

                                (b)    For each Shareholder that is a corporation or unincorporated entity, such Shareholder is duly incorporated or formed and validly existing under the laws of its jurisdiction of incorporation or formation.

                    4.2    Authority; No Conflict.

                                (a)    This Agreement has been duly authorized and validly executed and delivered by Ayaz and Naseem and on behalf of each of the AutoFun Shareholders by Suleman pursuant to the Voting Trust Agreement, and constitutes the legal, valid, and binding obligation of each of the Shareholders, enforceable against each of the Shareholders in accordance with its terms. Each of the Shareholders has all necessary power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

                                (b)    Neither the execution and delivery of this Agreement nor the consummation or performance of the obligations of the Shareholders in connection with the Transactions will, directly or indirectly (with or without notice or lapse of time):

                                            (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any Shareholder, or (B) any resolution adopted by the board of directors or the stockholders of any Shareholder;

                                            (ii)    contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Shareholder or any of the assets owned or used by any Shareholder, may be subject; or

                                            (iii)    result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Shareholder.

                                (c)    No Shareholder is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of its obligations in connection with the Transactions.

                    4.3    Acknowledgment of Restrictions.    Each Shareholder further understands that the issuance of Parent Common Shares or Exchangeable Shares to it will not be qualified by prospectus under Canadian provincial securities legislation and that such shares will be subject to resale restrictions under applicable Canadian provincial and United States federal and state securities laws.

                    4.4    Non-U.S. Person.    Each Shareholder is not a "U.S. Person" as that term is defined in Regulation S promulgated under the Securities Act and is not acquiring the Exchangeable Shares or the Parent Common Shares issued pursuant to the Share Exchange for the account or benefit of a U.S. Person. Under Regulation S, with certain exceptions, "U.S. Person" means: (i) any natural person resident in the U.S.; (ii) any partnership or corporation organized or incorporated under the laws of the U.S.; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the U.S.; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the U.S.; and (viii) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

                    4.5    Accredited Investor Status.    Each Shareholder that is listed on Schedule A as having a legal residence in the Unites States is an "accredited investor" as defined in Section 501(a) of the Securities Act.

            5.    Representations and Warranties of Parent.    Parent represents and warrants to the Companies and the Shareholders as follows:

                    5.1    Organization and Good Standing.    Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. NovaScotiaco is an unlimited liability company duly organized, validly existing and in good standing under the laws of the Province of Nova Scotia. Exchangeco is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Each member of the Parent Group has full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

                    5.2    Authority No Conflict.    This Agreement has been duly authorized, executed and delivered by and constitutes the legal, valid, and binding obligation of each member of the Parent Group, enforceable against each of them in accordance with its terms. Upon the execution and delivery by the Parent Group of the Voting and Exchange Agency Agreement and the Support Agreement, each of such agreements executed by such member of the Parent Group will constitute the legal, valid, and binding obligations of such member of the Parent Group, enforceable against such member of the Parent Group in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each member of the Parent Group has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement and to perform its obligations under this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement.

                                (a)    Neither the execution and delivery of this Agreement, the Voting and Exchange Agency Agreement, or the Support Agreement by Parent nor the consummation or performance of any of the Transactions by the Parent Group will directly or indirectly (with or without notice or lapse of time):

                                            (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any member of the Parent Group, or (B) any resolution adopted by the board of directors or the stockholders of any member of the Parent Group; or

                                            (ii)    any Contract to which any member of the Parent Group is a party or by which any member of the Parent Group may be bound.

                                (b)    Except for the approval of Parent's board of directors, Parent will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement, the Voting and Exchange Agency Agreement and the Support Agreement or the consummation or performance of any of the Transactions.

                    5.3    Capitalization.    The authorized capital stock of Parent consists of 50,000,000 Parent Common Shares $0.001 par value per share and 50,000,000 Parent Preferred Shares $0.001 par value share. At the close of business on October 15, 2001, 17,950,000 Parent Common Shares were outstanding. On the Closing Date 4,487,500 Parent Common Shares will be outstanding to give effect to a one for four reverse stock split subject to adjustments for fractional shares and minimum of 100 shares per shareholder (the "Consolidation"), and one (1) Special Preferred Voting Share. No Parent Common Shares are held by Parent in its treasury. All outstanding Parent Common Shares are and the Special Preferred Voting Share will be at Closing validly issued, fully paid, non-assessable and free of preemptive rights. The Parent Common Shares and the Exchangeable Shares, when issued and delivered in accordance with the terms of this Agreement and the Support Agreement (in the case of the Parent Common Shares issuable in respect of the Exchangeable Shares), and the Parent Common Shares issuable upon exercise or conversion of the Replacement Options, will have been duly authorized and validly issued, fully paid and non-assessable. The issuance of the Exchangeable Shares, the Acquisition Shares, the Replacement Options and the Parent Common Shares issuable upon exercise or conversion of the Replacement Options, when issued and delivered in accordance with this Agreement, will have been duly authorized and validly issued, fully- paid and non-assessable, and will be exempt from the prospectus and registration requirements of the Canadian Securities Laws, in each case without qualification with or approval of or the obtaining of any further order, ruling or consent from any Governmental Body or regulatory authority under Canadian federal or provincial laws.

                    5.4    Certain Proceedings.    There is no pending Proceeding that has been commenced against any member of the Parent Group or that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To Parent's Knowledge, no such Proceeding has been Threatened.

                    5.5    No Material Adverse Change.    Since September 30, 2001, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Parent, and no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

            6.    Covenants of the Companies.

                    6.1    Access and Investigation.    Between the date of this Agreement and the Closing Date, the Companies will (a) afford Parent and its Representatives full and free access to the Companies personnel, properties, contracts, books and records, and other documents and data, (b) furnish Parent and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Parent may reasonably request, and (c) furnish Parent and its Representatives with such additional financial, operating, and other data and information as Parent may reasonably request.

                    6.2    Operation of the Businesses of the Companies.    Between the date of this Agreement and the Closing Date, the Companies will conduct the business of the Companies only in the Ordinary Course of Business.

                    6.3    Negative Covenant.    Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Companies will not, without the prior written consent of Parent, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events referred to in Section 3.10 is likely to occur.

                    6.4    Required Approvals.    As promptly as practicable after the date of this Agreement, the Companies will make all filings required by Legal Requirements to be made by them in order to consummate the Transactions. The Companies will (a) cooperate with Parent with respect to all filings that Parent elects to make or is required by Legal Requirements to make in connection with the Transactions, (b) cooperate with Parent in obtaining any Consents that may be required and (c) provide all information necessary for the filing of the registration statement referred to in Section 7.4.

                    6.5    Best Efforts.    The Companies will use their Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied as soon as reasonably practicable.

            7.    Covenants of Parent Group.

                    7.1    Approvals of Governmental Bodies.    As promptly as practicable after the date of this Agreement, Parent will make all filings required by Legal Requirements to be made by it to consummate the Transactions. Parent will (i) cooperate with the Companies with respect to all filings the Companies are required by Legal Requirements to make in connection with the Transactions, and (ii) cooperate with the Companies in obtaining any consents that may be required.

                    7.2    Best Efforts.    Parent will use its Best Efforts to cause the conditions in Sections 8 and 9 to be satisfied as soon as reasonably practicable.

                   7.3    Support Agreement and Voting and Exchange Agency Agreement.    Prior to the Effective Time, Parent Group shall execute and deliver the Exchangeable Share Support Agreement substantially in the form of Schedule D (the "Support Agreement") and Parent and Exchangeco shall execute and deliver the Voting and Exchange Agency Agreement substantially in the form of Schedule E (the "Voting and Exchange Agency Agreement"). Parent agrees to issue a Special Preferred Voting Share with the rights set out in the Voting and Exchange Agency Agreement.

                    7.4    Registration Statement.    Parent shall use its Best Efforts to ensure that a registration statement in Form SB2 or such other form as may be required covering Parent Common Shares issuable upon the Share Exchange, the exchange of the Exchangeable Shares and the exercise of the Replacement Options is prepared and filed with the United States Securities and Exchange Commission as soon as possible after the Closing.

                    7.5    Canadian Securities Compliance.    Parent shall use its Best Efforts to obtain all orders required from the applicable Canadian securities commissions or similar regulatory authorities to permit the issuance and first resale of (a) the Exchangeable Shares and Parent Common Shares issued pursuant to the Transactions, (b) the Acquisition Shares, (c) the Replacement Options and (d) the Parent Common Shares issued from time to time upon the exercise of the Replacement Options (the "Canadian Securities Orders"), in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any further order, ruling or consent from, any Governmental Body or regulatory authority under any Canadian federal, provincial or territorial securities or other laws or pursuant to the rules and regulations of any regulatory authority administering such laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such resales, any restrictions on transfer by reason of a holder being a "control person" of Parent, Exchangeco or NovaScotiaco for purposes of Canadian provincial securities laws).

                    7.6    Canadian Approvals.    The Companies and Parent each shall use Best Efforts to file all notices and information (if any) required under (i) the Investment Canada Act (Canada) and (ii) Part IX of the Competition Act (Canada).

            8.    Conditions Precedent to Parent's Obligation to Close.    Parent's obligation to consummate the Transactions and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

                    8.1    Accuracy of Representations.    All of the representations and warranties of the Companies in this Agreement must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                    8.2    Performance by the Companies.    All of the covenants and obligations that the Companies are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                    8.3    No Proceedings.    Since the date of this Agreement, there must not have been commenced or Threatened against Parent, or against any Person affiliated with Parent, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

                    8.4    No Prohibition.    Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Parent or any Person affiliated with Parent to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

            9.    Conditions Precedent to the Companies' and the Shareholders' Obligation to Close.    The Companies' and the Shareholders' obligation to consummate the Transactions and to take the actions required to be taken by them at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Companies and Shareholders, in whole or in part):

                    9.1    Accuracy of Representations.    All of Parent's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                    9.2    Parent's Performance.    All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                    9.3    Consents.    Parent and the Companies must have received all Consents necessary to complete the Transactions in form and substance satisfactory to the Companies, the Shareholders and their counsel including, without limitation, the consent of Somani Holdings' bankers.

                    9.4    Opinion.    The Companies and the Shareholders shall have received an opinion dated the Closing Date from counsel to Parent in form, content and scope satisfactory to the Companies, the Shareholders and their counsel with respect to: the incorporation and existence of Parent; the authorized and issued capital of Parent; the due authorization , execution and delivery by Parent of this Agreement, the Support Agreement and the Voting and Exchange Agency Agreement; the validity of the issuance of the Parent Common Shares and the Exchangeable Shares issuable pursuant to the Share Exchange; the due authorization of the issuance of Parent Common Shares upon the exchange, redemption or retraction of the Exchangeable Shares; and such other matters as counsel to the Companies and the Shareholders may reasonably request.

                    9.5    Additional Documents.    Parent must have caused executed copies of the Support Agreement and the Voting and Exchange Agency Agreement to be delivered to the Companies and each of such agreements shall be in full force and effect

                    9.6    No Proceedings.    Since the date of this Agreement, there must not have been commenced or Threatened against the Companies or the Shareholders, or against any Person affiliated with the Companies or the Shareholders, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that is reasonably likely to have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

                    9.7    No Injunction.    There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement

                    9.8    Additional Acquisition by Parent.    Parent shall complete concurrently with the Closing the acquisition of all of the issued and outstanding shares of Ideal Accents Corporation, Ideal Accents Inc.(Ann Arbor), Ideal Accents Inc.(Taylor) and T.O.E. Inc. in exchange for an aggregate of 5,350,000 Parent Common Shares and otherwise on terms satisfactory to the Companies and the Shareholders.

            10.    Termination.

            This Agreement may, by notice given prior to or at the Closing, be terminated: by either Parent, on the one hand, or the Companies, on the other, if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived.

            11.    General Provisions.

                    11.1    Expenses and Liability.

                                (a)    Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

                                (b)    In the event of termination of this Agreement pursuant to Article 10, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

                    11.2    Public Announcements.    Any public announcement or similar publicity with respect to this Agreement or the Transactions will be issued with the approval of both Parties.

                    11.3    Confidentiality.    Between the date of this Agreement and the Closing Date, Parent and the Companies will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Parent and the Companies to maintain in confidence, any written information stamped "confidential" when originally furnished by one party to another party in connection with this Agreement or the Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                    11.4    Notices.    All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                 The Companies:                         AutoFun Canada Inc.

                                                                   5 Mary Elizabeth Crescent
                                                                   Markham, Ontario
                                                                   L3R 9M2

                                                                  Attention:  Karim Suleman
                                                                  Facsimile No.:  (905) 947-9841

                  with a copy to:                          Macleod Dixon LLP
                                                                  Suite 3900, Canada Trust Tower
                                                                  BCE Place
                                                                  161 Bay Street, P.O. Box 505
                                                                  Toronto, Ontario M5J 2S1
                                                                  Attention: David A. Knight

                                                                  Facsimile No.: (416) 360-8277

                  Parent or any member
                  of the Parent Group:                 c/o Suite 500
                                                                  120 Eglinton Ave. East
                                                                  Toronto, Ontario
                                                                  M4P 1E2

                                                                  Attention: J. Paul Hines

                                                                  Facsimile No.: (416) 322-3129

                  with a copy to:                         Medallion Capital Corp.
                                                                 347 Bay Street
                                                                 Suite 408
                                                                 Toronto, Ontario
                                                                 M5H 2R7

                                                                 Attention: Stafford Kelley

                                                                 Facsimile No.: (416) 865-9790

                    11.5    Further Assurances.    The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                    11.6    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                    11.7    Entire Agreement and Modification.    This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                    11.8    Assignments, Successors, and No Third-Party Rights.    Neither party may assign any of its rights under this Agreement without the prior consent of the other parties Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                    11.9    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                    11.10    Section Headings, Construction.    The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                    11.11    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                    11.12    Governing Law.    This Agreement will be governed in accordance with, and the parties hereby attorn to, the laws of the Province of Ontario, Canada. The parties unconditionally attorn to the courts of the Province of Ontario exclusively in respect of any dispute of any kind relating to the terms of this Agreement.

                    11.13    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

  IDEAL ACCENTS, INC. (Florida)

  By: /s/ J. Paul Hines
   Name:
  Title: President

  IDEAL ACCENTS (NOVA SCOTIA) COMPANY

  By: /s/ Karim Suleman
   Name:
  Title: Secretary

  IDEAL ACCENTS HOLDINGS INC.

  By: /s/ Ayaz Somani
   Name:
  Title: President
  AUTOFUN CANADA INC.

  By: /s/ Karim Suleman
   Name:
  Title: President

  SOMANI HOLDINGS INC.

  By: /s/ Ayaz Somani
   Name:
  Title: President

/s/ Stafford Kelley                                 /s/ Ayaz Somani
 Witness                                                AYAZ SOMANI

/s/ Karim Suleman                                 /s/ Naseem Somani
Witness                                                NASEEM SOMANI

/s/ Paul Kelley                                      /s/ Karim Suleman
Witness                                               KARIM SULEMAN, in his capacity as attorney and agent for the AutoFun Shareholders pursuant to the Voting Trust Agreement

Schedule A

Holders of Shares and Options of Somani Holdings Inc. (S) and AutoFun Canada Inc. (A)
Name	Address	No. of Shares	Company
1. AYAZ SOMANI	151 Sandcherry Court, Pickering, ON L1V 6S8	80	S
2. NASEEM SOMANI	151 Sandcherry Court, Pickering, ON L1V 6S8	40	S
3. KARIM SULEMAN	5 Mary Elizabeth Crescent, Markham, ON L3R 9M2	2,031,250	A
4. ANIS MITHA	82 Central Road, Wembley, Middlesex, England HAO 2LJ	120,000	A
5. WILLIAM HUGHES	RR #1, Peterborough, ON K9J 6X2	120,000	A
6. ZAKAUL HAQUE	1058-A Albion Road, Suite 205, Etobicoke, ON M9V 1A7	60,000	A
7. NICK AND MARY LALANI	32 Queen Street, Lakefield, ON K0L 2H0	60,000	A
8. MOHAMED LALJI	31 Wheeling Drive, Scarborough, ON M1C 3X2	36,000	A
9. VIRCO ENTERPRISES, INC.	556 Barry Drive, Pickering, ON L1V 1P6	30,000	A
10. SHAFIQUE DHANANI	56 du Chambertin Street, Kirkland, QC H9H 5E3	30,000	A
11. MUNIR SULEMAN	47 Lofthouse Drive, Whitby, ON L1R 1W5	34,000	A
12. HUSEIN AND SHAMIRA KHERANI	38 Loweswater Avenue, Markham, ON L3R 7W8	24,000	A
13. AUM HOLDINGS INC.	712 Davis Drive, Newmarket, ON L3Y 8C3	12,000	A
14. NICK PALALAS	1059 Rowntree Crescent, Pickering, ON L1V 5A9	3,750	A
15. ALEX DIGENIS	205 Silver Birch Ave., Toronto, ON M4E 3L6	3,750	A
16. ZAHIR MANJI	39 Watersdown Cres., Whitby, ON L1R 1Z1	15,000	A
17. IMTIAZ SEYID	73 Walkerton Dr., Markham, ON L3P 1H9	10,000	A
18. MOHAMED B. SOMANI	22A Waltham Cres., Richmond Hill, ON L4B 1Z2	30,000	A
19. ZAHER LALANI	15 Saddlewood Ct., Markham, ON L3R 8S8	10,000	A
20. ZAHIR PARPIA	116 Barker Ave., Toronto, ON M4C 2N9	12,500	A
21. ANWAR MERCHANT	7825 Bayview Ave., Suite 1410, Thornhill, ON L3T 7N2	13,334	A
22. FATIMA MERCHANT	7825 Bayview Ave., Suite 1410, Thornhill, ON L3T 7N2	13,334	A
23. MOHAMMED SUMAR	78 Samantha Circle, Richmond Hill, ON L4B 2R6	10,500	A
24. AWNALI MAMDANI	104 Captain Francis Dr., Markham, ON L3R 9G1	10,500	A
25. AMIN LALANI	1 Sutton Court, Unionville, ON L3R 9B4	7,000	A
26. INA-ROSE SUMAR	390 Birchmount Rd., Scarborough, ON M1K 1M8	13,334	A
27. ALLI-NASIR MOHAMED	22 Callwood Court, RR1, Sharon, ON L0G 1V0	13,334	A
28. NAZIRA SULTANI	43 Parsell Sq., Scarborough, ON M1B 2A5	5,000	A
29. NAAZ SOMANI	50 Markham Rd., Unit 8, Scarborough, ON M1M 2Z4	10,000	A
30. BADRUDIN NAZARALI	48 Nabob Cres., Scarborough, ON M1B 2Z2	10,000	A
31. SOPHIA NAZARALI	3003-2269 Lakeshore Blvd. W., Toronto, ON M8V 3X6	10,000	A
32. ALIYAH MOHAMED	5 Mary Elizabeth Crescent, Markham, ON L3R 9M2	8,334	A
33. BRIAN RAMOUTAR	749 Swan Place, Pickering, ON L1X 2V8	8,334	A
34. RANDY RAMOUTAR	749 Swan Place, Pickering, ON L1X 2V8	8,334	A
35. FAROKH J. NORIA	17 Silvergrove Rd., Willowdale, ON M2L 2N5	13,334	A
36. EMOD A. GREFF	272 Elmgrove Dr., Windsor, ON N8N 3S4	10,000	A
37. STAN J. LOVECKY	12510 Riverside Dr. E., Tecumseh, ON N8N 1A3	10,000	A
38. ZBIG BISKUP	59 Fairway Heights Dr., Thornhill, ON L3T 3A7	13,334	A
39. RANDY KLIGERMAN	35 Elgin St., Thornhill, ON L3T 1W5	33,334	A
40. LESE HOLDINGS LIMITED	181 University Ave., Suite 816, Toronto, ON M5H 2X7	133,334	A
41. RIAZ A. JAMAL	44 Chester Le Blvd., Unit 96, Scarborough, ON M1W 2M8	10,000	A
42. RIYAZ ADAT	39 Jessie Cres., Sharon, ON L0G 1V0	13,334	A
43. SADRUDIN A. & ROSHAN S. VIRANI	963 Old Lillooet Rd., North Vancouver, BC V7J 3H6	25,000	A
44. MURRAY H. KIDECKEL	10 West Pearce St., Unit 4, Richmond Hill, ON L4B 1B6	25,000	A
45. ALNOOR RHEMTULLA	76 Eyer Dr., Unionville, ON L6C 1S3	10,000	A
46. KARIM MAMDANI	11 Limoges Court, Toronto, ON M2M 4H4	10,000	A
47. NING LUO	5542 Wilderness Trail, Mississauga, ON L4Z 4A6	10,000	A
48. SOMANI HOLDINGS INC.	151 Sandcherry Court, Pickering, ON L1V 6S8	6,031,250	A

THERE ARE NO OPTIONS OUTSTANDING

Schedule B

Group A Shareholders

Name	Address	No. of Parent Common Shares
1. ANIS MITHA	82 Central Road, Wembley, Middlesex, England HAO 2LJ	120,000
2. MOHAMMED SUMAR	78 Samantha Circle, Richmond Hill, ON L4B 2R6	10,500
	TOTAL SHARES ISSUED	130,500

Schedule C

Group B Shareholders

Name	Address	No. of Exchangeable Shares
1. AYAZ SOMANI	151 Sandcherry Court, Pickering, ON L1V 6S8	1,520,800
2. NASEEM SOMANI	151 Sandcherry Court, Pickering, ON L1V 6S8	760,400
3. KARIM SULEMAN	5 Mary Elizabeth Crescent, Markham, ON L3R 9M2	2,031,250
4. WILLIAM HUGHES	RR #1, Peterborough, ON K9J 6X2	120,000
5. ZAKAUL HAQUE	1058-A Albion Road, Suite 205, Etobicoke, ON M9V 1A7	60,000
6. NICK AND MARY LALANI	32 Queen Street, Lakefield, ON K0L 2H0	60,000
7. MOHAMED LALJI	31 Wheeling Drive, Scarborough, ON M1C 3X2	36,000
8. VIRCO ENTERPRISES, INC.	556 Barry Drive, Pickering, ON L1V 1P6	30,000
9. SHAFIQUE DHANANI	56 du Chambertin Street, Kirkland, QC H9H 5E3	30,000
10. MUNIR SULEMAN	47 Lofthouse Drive, Whitby, ON L1R 1W5	34,000
11. HUSEIN AND SHAMIRA KHERANI	38 Loweswater Avenue, Markham, ON L3R 7W8	24,000
12. AUM HOLDINGS INC.	712 Davis Drive, Newmarket, ON L3Y 8C3	12,000
13. NICK PALALAS	1059 Rowntree Crescent, Pickering, ON L1V 5A9	3,750
14. ALEX DIGENIS	205 Silver Birch Ave., Toronto, ON M4E 3L6	3,750
15. ZAHIR MANJI	39 Watersdown Cres., Whitby, ON L1R 1Z1	15,000
16. IMTIAZ SEYID	73 Walkerton Dr., Markham, ON L3P 1H9	10,000
17. MOHAMED B. SOMANI	22A Waltham Cres., Richmond Hill, ON L4B 1Z2	30,000
18. ZAHER LALANI	15 Saddlewood Ct., Markham, ON L3R 8S8	10,000
19. ZAHIR PARPIA	116 Barker Ave., Toronto, ON M4C 2N9	12,500
20. ANWAR MERCHANT	7825 Bayview Ave., Suite 1410, Thornhill, ON L3T 7N2	13,334
21. FATIMA MERCHANT	7825 Bayview Ave., Suite 1410, Thornhill, ON L3T 7N2	13,334
22. AWNALI MAMDANI	104 Captain Francis Dr., Markham, ON L3R 9G1	10,500
23. AMIN LALANI	1 Sutton Court, Unionville, ON L3R 9B4	7,000
24. INA-ROSE SUMAR	390 Birchmount Rd., Scarborough, ON M1K 1M8	13,334
25. ALLI-NASIR MOHAMED	22 Callwood Court, RR1, Sharon, ON L0G 1V0	13,334
26. NAZIRA SULTANI	43 Parsell Sq., Scarborough, ON M1B 2A5	5,000
27. NAAZ SOMANI	50 Markham Rd., Unit 8, Scarborough, ON M1M 2Z4	10,000
28. BADRUDIN NAZARALI	48 Nabob Cres., Scarborough, ON M1B 2Z2	10,000
29. SOPHIA NAZARALI	3003-2269 Lakeshore Blvd. W., Toronto, ON M8V 3X6	10,000
30. ALIYAH MOHAMED	5 Mary Elizabeth Crescent, Markham, ON L3R 9M2	8,334
31. BRIAN RAMOUTAR	749 Swan Place, Pickering, ON L1X 2V8	8,334
32. RANDY RAMOUTAR	749 Swan Place, Pickering, ON L1X 2V8	8,334
33. FAROKH J. NORIA	17 Silvergrove Rd., Willowdale, ON M2L 2N5	13,334
34. EMOD A. GREFF	272 Elmgrove Dr., Windsor, ON N8N 3S4	10,000
35. STAN J. LOVECKY	12510 Riverside Dr. E., Tecumseh, ON N8N 1A3	10,000
36. ZBIG BISKUP	59 Fairway Heights Dr., Thornhill, ON L3T 3A7	13,334
37. RANDY KLIGERMAN	35 Elgin St., Thornhill, ON L3T 1W5	33,334
38. LESE HOLDINGS LIMITED	181 University Ave., Suite 816, Toronto, ON M5H 2X7	133,334
39. RIAZ A. JAMAL	44 Chester Le Blvd., Unit 96, Scarborough, ON M1W 2M8	10,000
40. RIYAZ ADAT	39 Jessie Cres., Sharon, ON L0G 1V0	13,334
41. SADRUDIN A. & ROSHAN S. VIRANI	963 Old Lillooet Rd., North Vancouver, BC V7J 3H6	25,000
42. MURRAY H. KIDECKEL	10 West Pearce St., Unit 4, Richmond Hill, ON L4B 1B6	25,000
43. ALNOOR RHEMTULLA	76 Eyer Dr., Unionville, ON L6C 1S3	10,000
44. KARIM MAMDANI	11 Limoges Court, Toronto, ON M2M 4H4	10,000
45. NING LUO	5542 Wilderness Trail, Mississauga, ON L4Z 4A6	10,000

	TOTAL SHARES ISSUED	5,250,958

Schedule D

Exchangeable Share Support Agreement

SEE EXHIBIT H

Schedule E

Voting and Exchange Agency Agreement

SEE EXHIBIT D

Exhibit 3.2

Banks Consent to change control

Exhibit 3.7

AutoFun Canada, Inc. owes:

Karim Suleman                                 CDN$290,028

Ayaz Somani                                     CDN$216,993

Automotive Sunroof Company (Pickering) owes:

Ayaz Somani                                     CDN$109,763

These loans bear no interest and have no payments or due date.

Exhibit 3.12

Legal Proceedings

BETWEEN:

RICHARD MICHAEL KOSTECKI, KYLIE ROSE KOSTECKI,

CAMERON WHITFIELD and TAYLOR WHITFIELD, infants, by their

litigation guardian, Richard Michal Kostecki

PLAINTIFFS

- and -

MARY GOODMAN, STANLEY REVICH, ELAYNE WHITFIELD,

MORRIS REISS, SOMANI HOLDING INC., carrying on business as

AUTOMOTIVE SUNROOF COMPANY (PICKERING),

and DOWNTOWN TOYOTA LIMITED

DEFENDANTS